SOUTHWEST AIRLINES REPORTS FEBRUARY TRAFFIC

DALLAS, TEXAS – March 11, 2015 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 7.6 billion revenue passenger miles (RPMs) in February 2015, a 6.0 percent increase from the 7.1 billion RPMs flown in February 2014. Available seat miles (ASMs) increased 3.6 percent to 9.5 billion in February 2015 compared with the February 2014 level of 9.1 billion. The February 2015 load factor was 79.9 percent, compared with 78.1 percent in February 2014. For February 2015, passenger revenue per ASM (PRASM) is estimated to have increased approximately 1.0 percent, compared with February 2014.
For the first two months of 2015, the Company flew 15.6 billion RPMs, compared with 14.6 billion RPMs flown for the same period in 2014, an increase of 7.3 percent. Year-to-date ASMs increased 7.0 percent to a level of 20.2 billion compared with the 18.9 billion for the same period in 2014. The year-to-date load factor was 77.4 percent, compared with 77.2 percent for the same period in 2014.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

FEBRUARY
	2015	2014	Change
Revenue passengers carried	7,860,395	7,538,702	4.3%
Enplaned passengers	9,535,453	9,189,209	3.8%
Revenue passenger miles (000s)	7,572,150	7,145,685	6.0%
Available seat miles (000s)	9,474,563	9,148,333	3.6%
Load factor	79.9%	78.1%	1.8 pts.
Average length of haul	963	948	1.6%
Trips flown	88,038	90,946	(3.2)%

YEAR-TO-DATE
	2015	2014	Change
Revenue passengers carried	16,073,961	15,249,200	5.4%
Enplaned passengers	19,571,984	18,656,028	4.9%
Revenue passenger miles (000s)	15,620,359	14,558,847	7.3%
Available seat miles (000s)	20,183,856	18,869,804	7.0%
Load factor	77.4%	77.2%	0.2 pts.
Average length of haul	972	955	1.8%
Trips flown	187,807	188,500	(0.4)%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

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